Exhibit 3.1

FOURTH AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

MANTECH INTERNATIONAL CORPORATION

FIRST: The name of the Corporation is:

ManTech International Corporation

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent for service of process on the Corporation in the State of Delaware, at such address, is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one-thousand (1,000) shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

FIFTH: The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1. Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3. Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, so amended. Any repeal or modification of this Section 7 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH:

1. Indemnity Undertaking. The Corporation shall indemnify any person who is or was made, or is threatened to be made, a party to any Proceeding, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise (an “Other Entity”), to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges), except as provided in Clause 3 of this Section 10. Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Section 10 shall extend to Proceedings involving the negligence of such Person.

2. Advancement of Expenses. Except as provided in Clause 3 of this Section 10, the Corporation shall reimburse or advance to any director or officer entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

3. Actions against the Corporation. Notwithstanding anything to the contrary in this Section 10, the Corporation shall not be obligated to indemnify a director or officer or to advance expenses with respect to any claim asserted by such person initially or by cross-claim, counter-claim, or third-party claim, in any Proceeding against the Corporation, except for Proceedings to enforce rights to indemnification (including rights to advancement of expenses), unless, prior to such claim being asserted, the assertion of such claim is approved by the directors of the Corporation by a majority vote of a quorum of the Board or a committee thereof established for such purpose.

4. Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the bylaws of the Corporation, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

5. Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such person.

6. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 10, this Certificate of Incorporation or under Section 145 of the DGCL or any other provision of law.

7. Binding Effect. The provisions of this Section 10 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 10 is in effect, on the other hand, pursuant to which the Corporation and each such director or officer intend to be, and shall be, legally bound. No repeal or modification of this Section 10 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts

8. Procedural Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including the Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or, except as otherwise provided in Clause 3 of this Section 10, advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including the Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled, except as otherwise provided in Clause 3 of this Section 10. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such Proceeding.

9. Indemnification of Others. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

10. Definition of “Proceeding”. As used herein, the term “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

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